Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE
DATASCOPE ANNOUNCES EXECUTION OF DEFINITIVE AGREEMENT TO
BE ACQUIRED BY GETINGE AB FOR $53.00 PER SHARE
MONTVALE, NJ, September 16, 2008 – Datascope Corp. (NASDAQ: DSCP) today announced that it has entered into a definitive agreement providing for the acquisition by Getinge AB, a global medical technology company with existing operations in the cardiac and vascular surgery markets, for all of the outstanding shares of Datascope common stock for $53.00 per share.
The transaction is subject to customary conditions, including the tender of a majority of the outstanding shares of Datascope common stock into the tender offer, regulatory approvals and the absence of a material adverse change with respect to Datascope. Lawrence Saper, the Chairman and CEO of Datascope and an 18% stockholder, has entered into a voting and tender agreement in connection with this transaction.
“We are delighted that Datascope will be acquired by Getinge, a company that shares our commitment to serving the healthcare community. We believe that this transaction will deliver to our stockholders value at a historic high for our stock,” said Mr. Saper.
Lehman Brothers acted as financial advisor to Datascope and Dechert LLP acted as legal advisor.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology, cardiovascular and vascular surgery and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information, please visit Datascope’s website, http://www.datascope.com.

Important Additional Information
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of common stock of Datascope has not yet commenced. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of common stock of Datascope will only be made pursuant to a tender offer statement on Schedule TO, an offer to purchase and related materials that Datascope intends to file with the Securities and Exchange Commission. Once it is filed, Datascope stockholders should read these materials carefully prior to making any decisions with respect to the tender offer because they contain important information, including, without limitation, the terms and conditions of the tender offer. Once it is filed, Datascope Corp. stockholders will be able to obtain a copy of the tender offer statement, the offer to purchase and other filed documents related to the tender offer, free of charge, at the Securities and Exchange Commission’s website at http://www.sec.gov or from the information agent named in the tender offer materials.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent beliefs regarding future events. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors. Forward-looking statements involve inherent risks and uncertainties. Information regarding these risks and uncertainties is included in public documents for Datascope filed with the Securities and Exchange Commission. Datascope does not undertake any obligation to update any forward-looking statement, except as required under applicable law.